Exhibit 99.1

Diversity of Customer Base - June 30, 2003 Enrollment

4,784,000 Large Group ASO (includes 1.4 million network access members)

3,890,000 Large Group Insured

1,407,000 Individual

1,338,000 Small Group

837,000 Medi-Cal

722,000 Other State Sponsored Programs

400,000 Seniors

Completion of the Pending Cobalt Transaction Would Diversify WellPoint’s Geographic Profile

As of January 1, 1996, 100% of WellPoint’s members were in California.

As of June 30, 2003, 50% of WellPoint’s members were in California, 21% in WellPoint’s Central Region, 16% in Georgia and 13% in Other States.

Based on membership data as of June 30, 2003, following the completion of the pending Cobalt transaction, 47% of the combined companies’ members would be in California, 25% in WellPoint’s Central Region, 15% in Georgia and 13% in Other States.

WellPoint Earnings Growth 1996-2002

For the year ended December 31, 1996, WellPoint’s income from continuing operations was $198.5 million.

For the year ended December 31, 2002, WellPoint’s income before extraordinary items was $694.1 million, of which approximately $495.6 million was primarily same-store growth.

Open Access Products – As of June 30, 2003

Open Access Membership – 66%

HMO Membership – 34% (HMO membership includes 1,381,000 State Sponsored Programs members)

Strong Cash Flow

From January 1, 1996 to June 30, 2003, WellPoint’s net cash provided by continuing operating activities, net of property and equipment purchased of $519.6 million, was $4.8 billion.

From January 1, 2003 to June 30, 2003, WellPoint’s net cash provided by continuing operating activities, net of property and equipment purchased of $58.6 million, was $363.4 million.

From January 1, 1997 to June 30, 2003, WellPoint has bought back $1.2 billion of its common stock, completed eight acquisitions for $1.5 billion in cash, increased cash and investments by $5.8 billion and reinvested $520 million in property, plant and equipment.